Exhibit (99.5)

ISSN 1718-8369

Volume 3, number 3	August 29, 2008

AS AT JUNE 30, 2008

June 2008 highlights

☐            The budgetary balance for June 2008 shows expenditure exceeding revenue by $229 million.

—           This difference is attributable in particular to program spending being made more quickly because of the allocation details of certain grants.

☐            Budgetary revenue amounts to $6.0 billion, an increase of $303 million compared to last year. Own-source revenue stands at $4.8 billion while federal transfers amount to $1.2 billion.

☐            Program spending rose $449 million compared to last year, and stands at $5.7 billion. This increase is attributable chiefly to a rise in spending related to the Health and Social Services mission.

☐            Debt service stands at $538 million, down $82 million compared to June 2007.

On the basis of the cumulative results as at June 30, 2008, and as forecast in the 2008-2009 budget, the budget will be balanced in 2008-2009 by using $1.4 billion from the budgetary reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	June		April to June		March 2008 Budget
						Growth
	2007 [1]	2008	2007-2008 [1]	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue	4 612	4 828	12 409	12 463	48 917	- 0.8
Federal transfers	1 077	1 164	3 259	3 495	14 063	3.2
Total	5 689	5 992	15 668	15 958	62 980	0.1
BUDGETARY EXPENDITURE
Program spending	- 5 286	- 5 735	- 15 110	- 15 998	- 56 948	4.2
Debt service	- 620	- 538	- 1 715	- 1 637	- 6 907	- 1.4
Total	- 5 906	- 6 273	- 16 825	- 17 635	- 63 855	3.6
NET RESULTS OF CONSOLIDATED ENTITIES [2]	- 77	95	95	355	447	—
Contingency reserve	—	—	—	—	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 294	- 186	- 1 062	- 1 322	- 628	—
Deposit of dedicated revenues in the Generations Fund	- 29	- 43	- 90	- 150	- 742	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 323	- 229	- 1 152	- 1 472	- 1 370	—
Budgetary reserve	—	—	—	—	1 370	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 323	- 229	- 1 152	- 1 472	0	—

1                 The comparative figures for June 2007 have been restated to reflect the changes made to the accounting policies implemented in the 2006-2007 accounting reform.

2                 Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and education networks, and the Generations Fund.

Cumulative results as at June 30, 2008

Budgetary balance

☐            Consistent with the historical trend, the cumulative results for the first three months of the year show spending running ahead of revenue.

☐            For the period from April to June 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.5 billion.

☐            Moreover, as forecast in the 2008-2009 budget, the budget will be balanced using $1.4 billion from the budgetary reserve, i.e. a portion of the accumulated amount as at March 31, 2008.

Budgetary revenue

☐            Since the beginning of the year, budgetary revenue amounts to $16.0 billion, $290 million more than in June 2007.

☐            Own-source revenue stands at $12.5 billion, $54 million more than as at June 30, 2007. The increase in revenue attributable to economic growth was largely offset by the personal income tax cut in effect since January 1, 2008, and by larger refunds to businesses for the Québec sales tax.

☐            Federal transfers for the first three months of the current fiscal year amount to $3.5 billion, an increase of $236 million compared to the same period in 2007-2008.

Budgetary expenditure

☐            As at June 30, 2008, budgetary expenditure amounts to $17.6 billion, an increase of $810 million compared to last year.

☐            Program spending rose $888 million compared to last year, and stands at $16.0 billion. The largest changes are attributable to the Health and Social Services ($566 million) and Economy and Environment ($164 million) missions.

☐            Debt service amounts to $1.6 billion, down $78 million compared to June 2007.

Consolidated entities

☐            As at June 30, 2008, the net results of consolidated entities show a surplus of $355 million, i.e. $260 million more than last year.

Generations Fund

☐            Dedicated revenue paid into the Generations Fund totals $150 million.

Net financial requirements

☐            For the period from April to June 2008, net financial requirements stand at $2.6 billion, a decline of $1.0 billion compared to last year. This decline is attributable to a decrease of $1.3 billion in consolidated non-budgetary requirements.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	June			April to June
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 612	4 828	216	12 409	12 463	54
Federal transfers	1 077	1 164	87	3 259	3 495	236
Total	5 689	5 992	303	15 668	15 958	290
BUDGETARY EXPENDITURE
Program spending	- 5 286	- 5 735	- 449	- 15 110	- 15 998	- 888
Debt service	- 620	- 538	82	- 1 715	- 1 637	78
Total	- 5 906	- 6 273	- 367	- 16 825	- 17 635	- 810
NET RESULTS OF CONSOLIDATED ENTITIES	- 77	95	172	95	355	260
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 294	- 186	108	- 1 062	- 1 322	- 260
Deposit of dedicated revenues in the Generations Fund	- 29	- 43	- 14	- 90	- 150	- 60
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 323	- 229	94	- 1 152	- 1 472	- 320
Revenue dedicated to the Generations Fund	29	43	14	90	150	60
CONSOLIDATED BUDGETARY BALANCE	- 294	- 186	108	- 1 062	- 1 322	- 260
Consolidated non-budgetary surplus (requirements)	- 1 743	- 807	936	- 2 577	- 1 283	1 294
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 2 037	- 993	1 044	- 3 639	- 2 605	1 034

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	June			April to June
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	2 170	2 115	- 2.5	4 709	4 741	0.7
Contributions to Health Services Fund	492	497	1.0	1 339	1 397	4.3
Corporate taxes	301	388	28.9	969	1 008	4.0
Consumption taxes	1 010	1 086	7.5	3 441	3 388	- 1.5
Other sources	230	221	- 3.9	745	693	- 7.0
Total	4 203	4 307	2.5	11 203	11 227	0.2
Revenue from government enterprises	409	521	27.4	1 206	1 236	2.5
Total own-source revenue	4 612	4 828	4.7	12 409	12 463	0.4
Federal transfers
Equalization	596	669	12.2	1 790	2 007	12.1
Health transfers	308	319	3.6	924	958	3.7
Transfers for post-secondary education and other social programs	115	110	- 4.3	343	330	- 3.8
Other programs	58	66	13.8	202	200	- 1.0
Total federal transfers	1 077	1 164	8.1	3 259	3 495	7.2
TOTAL BUDGETARY REVENUE	5 689	5 992	5.3	15 668	15 958	1.9

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	June			April to June
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 911	2 165	13.3	6 040	6 606	9.4
Education and Culture	2 124	2 274	7.1	4 945	5 079	2.7
Economy and Environment	454	510	12.3	1 751	1 915	9.4
Support for Individuals and Families	431	466	8.1	1 313	1 337	1.8
Administration and Justice	366	320	- 12.6	1 061	1 061	0.0
Total program spending	5 286	5 735	8.5	15 110	15 998	5.9
Debt service	620	538	- 13.2	1 715	1 637	- 4.5
TOTAL BUDGETARY EXPENDITURE	5 906	6 273	6.2	16 825	17 635	4.8

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.